 Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.:  333-141607

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall.outlaw@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

THE INFORMATION CONTAINED IN THIS COMMUNICATION IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT FROM TIME TO TIME. YOU SHOULD CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO THE LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THESE SECURITIES.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein.  As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2006 JPMorgan Chase & Co. – All rights reserved.  J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC.  JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials.  Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

JPMORGAN

Final Terms of the Offered Certificates

The J.P. Morgan Mortgage Acquisition Trust 2007-CH4 Asset-Backed Pass Through Certificates, Series 2007-CH4 consist of the classes of certificates listed in the table below.  Only the offered certificates listed in the table below are being offered:

CLASS	INITIAL CLASS PRINCIPAL AMOUNT(1)	CERTIFICATE INTEREST RATE	DESIGNATION	S&P RATING(6)	FITCH RATING(6)	MOODY’S RATING(6)	CUSIP

OFFERED CERTIFICATES

Class A-1	$435,000,000	Floating(2)	Senior	AAA	AAA	Aaa	46630CAA2
Class A-2	$268,100,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630CAB0
Class A-3	$41,800,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630CAC8
Class A-4	$80,600,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630CAD6
Class A-5	$50,299,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa	46630CAE4
Class M-1	$50,365,000	Floating(2)	Subordinate	AA+	AA+	Aa1	46630CAF1
Class M-2	$45,889,000	Floating(2)	Subordinate	AA	AA	Aa2	46630CAG9
Class M-3	$16,788,000	Floating(2)	Subordinate	AA-	AA-	Aa3	46630CAH7
Class M-4	$16,789,000	Floating(2)	Subordinate	A+	A+	A1	46630CAJ3
Class M-5	$15,109,000	Floating(2)	Subordinate	A	A	A2	46630CAK0
Class M-6	$9,514,000	Floating(2)	Subordinate	A-	A-	A3	46630CAL8
Class M-7	$17,908,000	Floating(2)	Subordinate	BBB+	BBB+	Baa1	46630CAM6
Class M-8	$8,394,000	Floating(2)	Subordinate	BBB	BBB	Baa2	46630CAN4
Class M-9	$14,550,000	Floating(2)	Subordinate	BBB-	BBB-	Baa3	46630CAP9

NON-OFFERED CERTIFICATES

Class M-10	$11,192,000	Floating(2)	Subordinate	BB+	BB+	Ba1	46630CAQ7
Class C	Notional(3)	N/A	Subordinate	Not Rated	Not Rated	Not Rated	46630CAR5
Class P	$100	N/A(4)	Prepayment Premiums Only	Not Rated	Not Rated	Not Rated	46630CAS3
Class R	N/A(5)	N/A	Residual	Not Rated	Not Rated	Not Rated	46630CAT1

_________________________

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%, as described in the prospectus supplement.

(2)

The interest rate on these classes of certificates may change from distribution date to distribution date based on changes in the level of one-month LIBOR.  The interest rate for any such floating rate class is the least of (x) one-month LIBOR plus the applicable margin set forth below; (y) the maximum rate cap; and (z) the net WAC rate as described in the prospectus supplement.  The certificate margins are as follows:

Class	On or prior to the Optional Clean-Up Call Date	After the Optional Clean-Up Call Date
Class A-1	0.150%	0.300%
Class A-2	0.060%	0.120%
Class A-3	0.110%	0.220%
Class A-4	0.160%	0.320%
Class A-5	0.240%	0.480%
Class M-1	0.230%	0.345%
Class M-2	0.240%	0.360%
Class M-3	0.290%	0.435%
Class M-4	0.370%	0.555%
Class M-5	0.430%	0.645%
Class M-6	0.680%	1.020%
Class M-7	1.100%	1.650%
Class M-8	1.550%	2.325%
Class M-9	2.000%	3.000%
Class M-10	2.000%	3.000%

(3)

The Class C Certificates will not have a class principal amount.

(4)

The Class P Certificates will not be entitled to distributions in respect of interest.  The Class P Certificates will be entitled to all prepayment premiums or charges received in respect of the mortgage loans.

(5)

The Class R Certificates will not have a class principal amount and are the class of certificates representing the residual interest in the trust.

(6)

The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated. We refer you to “Ratings” in the prospectus supplement for a more complete discussion of the certificate ratings.

The J.P. Morgan Mortgage Acquisition Trust 2007-CH4 Asset-Backed Pass Through Certificates, Series 2007-CH4 will also have the following characteristics:

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE(3)	FINAL SCHEDULED DISTRIBUTION DATE(4)	MINIMUM DENOMINATION(5)	INCREMENTAL DENOMINATIONS
Class A-1	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class A-2	DD	0 day	Actual/360	May 2009	December 2029	$100,000	$1
Class A-3	DD	0 day	Actual/360	September 2009	February 2032	$100,000	$1
Class A-4	DD	0 day	Actual/360	July 2012	January 2036	$100,000	$1
Class A-5	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-1	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-2	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-3	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-4	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-5	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-6	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-7	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-8	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-9	DD	0 day	Actual/360	November 2013	May 2037	$100,000	$1
Class M-10	DD	0 day	Actual/360	November 2013	May 2037	$250,000	$1

(1)

DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or the closing date for the first interest accrual period) through the day prior to the related distribution date.

(3)

The expected final distribution date for each class of offered certificates is based upon (i) the applicable pricing speed prepayment assumptions for the mortgage loans, (ii) the modeling assumptions used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Lives” and (iii) assuming the option to purchase the mortgage loans is exercised by the terminating entity at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Clean-Up Call” and adding one month.

(4)

The final scheduled distribution date for each class of offered certificates, other than the Class A-2, Class A-3 and Class A-4 Certificates, is the distribution date in the month following the stated maturity date of the latest maturing mortgage loan.  The final scheduled distribution date for the Class A-2, Class A-3 and Class A-4 Certificates is calculated assuming zero prepayments, plus one month.

(5)

In some circumstances, in order to aggregate the initial principal balance of a class, one certificate of the class may be issued in an incremental denomination that is less than the listed minimum denomination.